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                             [KELLOGG'S LETTERHAED]

                                                                    EXHIBIT 99.1


[KELLOGG'S LOGO]                                 NEWS RELEASE
                                                 FOR RELEASE: September 27, 1999
                                                 CONTACT:     Richard E. Lovell
                                                              (616) 961-3799

                  AURORA FOODS INC. TO ACQUIRE LENDER'S BAGELS
                              FROM KELLOGG COMPANY

     BATTLE CREEK, Mich. -- Kellogg Company today announced that it is selling the Lender's Bagels business to Aurora Foods Inc. for $275 million. The transaction includes Lender's plants in Mattoon, Illinois, and West Seneca, New York, and is expected to be completed by November 1, 1999, subject to financing and other customary closing conditions.

     For a limited period of time, Kellogg will supply Aurora with bagels from the Lender's plants in New Haven and West Haven, Connecticut. Kellogg is seeking to sell the Connecticut facilities.

     Kellogg announced that it expects to record a charge to earnings of approximately $170 million ($110 million after tax or 27 cents per share) in the current (third) quarter as a result of the sale. Kellogg plans to report third quarter results on October 28.

     "Lender's is a strong brand, but it has not met our growth expectations," said Carlos M. Gutierrez, president and chief executive officer of Kellogg Company. "This divestiture will enable us to focus our resources on the best opportunities, both internal and external, to further expand our business."

     Kellogg Company, with annual sales of $6.8 billion, is the world's leading producer of cereal and a leading producer of convenience foods, including Pop-Tarts toaster pastries, Nutri-Grain and Rice Krispies Treats bars, and Eggo frozen waffles.

     Aurora Foods Inc., with annual sales of approximately $1 billion, is a diversified food company whose brands include Duncan Hines, Log Cabin, Mrs. Butterworth's, Van de Kamp's, Mrs. Paul's, Chef's Choice, Aunt Jemima, and Celeste.


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